NEWS RELEASE
TSX: SCY
October 14, 2015
NR 15-9
www.scandiummining.com

SCANDIUM INTERNATIONAL RECEIVES US$2.07M FROM ROYALTY SALE ON NYNGAN AND HONEYBUGLE SCANDIUM PROJECTS IN AUSTRALIA

Vancouver, B.C. Canada – October 14, 2015 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has received US$2.07M (C$2.7M) from a private investor in return for the granting of a 0.7% royalty on gross mineral sales from both the Nyngan property and the Honeybugle property, in NSW, Australia.

Royalty Highlights:

•	US$2.07M cash proceeds received from sale of royalty
•	The royalty consists of a 0.7% gross sales royalty on both the Nyngan and adjacent Honeybugle properties, payable quarterly,
•	The royalty covers all minerals produced and sold from both properties, with no caps, minimums, term limits or early buyout provisions, and
•	The Company has retained all rights to commence and operate mining projects on both properties, and adjust land holdings, on a commercial basis as defined by management, consistent with other existing private and State royalties on the properties.

The proceeds from the sale of the royalty will be applied to complete the Definitive Feasibility Study (“DFS”) that was initiated in September 2015 and is currently underway. The DFS is being led by Lycopodium Minerals Pty Ltd, of Brisbane, Australia. The DFS will incorporate considerable metallurgical test work independently prepared for the Company over the previous five years, along with engineering, project design work, environmental work, mine planning, development work, and previous economic estimates. Additional metallurgical test work programs are currently underway now, along with studies and programs required to complete an Environmental Impact Statement scheduled for comple etion in Q4 of 2015. A small infill drilling program within the high-grade pit featured in the DFS is currently underway at Nyngan now.

George Putnam, CEO of Scandium International Min ning Corp. commented:
“The Company is fully focused on working with Lycopodium and a cast of specialist engineering/mining consultants to complete a DFS suitable for funding project construction in 2016. This royalty funding ensures that we have the full resources needed to complete a DFS in a quality form, to meet the project standards set by State and Local requ uirements, and to bring the Nyngan Scandium Project to a financial investment decision-point next year.”

About Scandium International Mining Corp.

The Company is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns an 80% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia, and is manager of both projects. Our joint venture partner, Scandium Investments LLC, owns the remaining 20% in both projects, along with an option to convert those direct project interests into SCY common shares, based on market values, prior to construction.

The Company filed a NI 43-101 technical report in 2010, disclosing Measured and Indicated Resources on the Nyngan Project, and an amended NI 43-101 technical report in 2015 on a preliminary economic assessment of the Nyngan Scandium Project, based on extensive metallurgical test work on the resource. The Nyngan Scandium Project PEA is preliminary in nature and should not be considered to be a pre-feasibility or feasibility study, as the economics and technical viability of the project have not been demonstrated at this time.

The Company is currently working with Lycopodium Minerals Pty Ltd, of Brisbane, QLD, Australia, and others, on a Definitive Feasibility Study (“DFS”), for completion in Q1 2016. The DFS will include all elements of project description and design to generate an economic report suitable for seeking project construction financing in 2016. Process engineering and other project study elements will be advanced to a +/-15% accuracy level.

In addition to the two lateritic scandium properties in Australia, SCY owns a 100% interest in the Tørdal Scandium/REE property in southern Norway, where we continue our exploration efforts, specifically for scandium and REE minerals.

Qualified Persons

Mr. Willem Duyvesteyn, MSc, AIME, CIM, a director and Chief Technology Officer of Scandium International and a "qualified person" as defined in NI 43-101, has approved the technical information contained in this news release.

For further information, please contact:

George Putnam, President and CEO.
Tel: 928-208-1775
Email: info@scandiummining.com

Certain statements in this news release are forward-looking statements, which reflect the expectations of management regarding its disclosure and amendments thereto. Such events include statements regarding proceeding with a feasibility study or any implication that the company will complete a definitive feasibility study within the time frames proposed or at all, that the Nyngan project will be developed as planned or at all, or if developed that it will be the first scandium only producer, or that the market demand for scandium oxide will be as anticipated by management.

There can be no assurance that the events anticipated by such forward looking statements will occur as contemplated or at all. Forward looking statements in this news release reflect management’s view as at the date hereof.

Cautionary Note to U.S. Investors Regarding Resource Estimates: The Company’s technical disclosure uses terms such as "indicated resources" and "measured resources" which are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101. The disclosure standards in the U.S. Securities and Exchange Commission's (SEC) Industry Guide 7 normally do not recognize information concerning these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Accordingly, information concerning mineral deposits set forth in the Company’s disclosure documents may not be comparable with information presented by companies using only U.S. standards in their public disclosure.